Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

                This Employment Agreement (“Agreement”) is made effective the 21st day of December, 2004, between American Bank Holdings, Inc., a Delaware corporation (“Employer”), and JAMES E. PLACK (“Executive”).

Recitals

                A.            Employer is the holding company for American Bank, a federally chartered savings bank (the “Bank”), which is engaged in the business of providing certain banking services including, but not limited to, making loans, providing mortgage financing, and maintaining depository accounts, to its customers. Employer’s principal office is located in Montgomery County, Maryland.

                B.            Employer desires to employ Executive as its President, as Chief Operating Officer of the Bank and in such other capacities as the Board of Directors of the Employer shall direct. Executive desires to accept such employment.

                D.            This Agreement entirely supersedes and replaces any previous employment agreement or understanding, if any, that may have existed between the parties.

                E.             In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, state and agree as provided below.

Agreements

                1.             Term. The term of this Agreement shall commence on January 17, 2005 and continue until December 31, 2007, unless it is sooner terminated as provided in Section 5 below. Thereafter, if still in effect, this Agreement shall be automatically renewed pursuant to the terms herein on a year-to-year basis, unless either party should terminate it by written notice to the other at least thirty (30) days  prior to the completion of the then-current term or as provided in Section 5. In the event of such notice, this Agreement shall terminate either at the conclusion of said term or pursuant to Section 5, as appropriate.

                2.             Duties. Executive shall serve as the President of Employer and Chief Operating Officer of the Bank, and be responsible for such duties as Employer may assign to him from time-to-time. Executive’s duties with Employer and the Bank shall be set forth in more detail in the resolutions of the Board of Directors of the Employer adopting and approving this Agreement and in other resolutions which shall be adopted from time to time.  Employer shall have the authority to determine the means and manner by which those duties may be performed.  All work performed by Executive shall be subject to review by Employer. All fees generated by Executive’s services shall belong to Employer. Executive shall devote his full working time and attention to, and work exclusively for, Employer. Executive shall comply with all policies, standards, and regulations of Employer now or subsequently in effect.

                3.             Compensation. Subject to periodic review by Employer and modification at its sole discretion, Employer shall pay to Executive the following compensation for his services:

A.            Salary. A base salary at the rate of two hundred sixty-five thousand dollars ($265,000) per year, less applicable taxes and other withholding. Said salary shall be payable on a semi-monthly basis commencing on the first payroll date for which Executive is eligible after the effective date of this Agreement.  The amount of this salary to be paid by the Employer and the amount to be paid by the Bank shall be determined by the Employer’s Board of Directors.

B.            Incentive Compensation.

i.              First Year - Stock Option Bonus. An option to purchase 15,000 shares of Employer’s outstanding common stock (“Option Interest”) shall be granted in accordance with the terms of Employer’s 1998 Stock Option Plan.

ii.             Second and Third Years — Cash Bonuses. Following the completion of calendar year 2005, a cash bonus of up to one hundred thirty-five thousand dollars ($135,000) shall be paid if Employer’s net income after tax is $3,000,000 or greater. Following the completion of calendar year 2006, a cash bonus of up to one hundred thirty-five thousand dollars ($135,000) shall be paid if Employer’s net income after tax is $4,000,000 or greater. No partial year bonus(es) shall be paid. Employer shall pay any earned bonus, if any, by no later than two (2) weeks after receipt of audited financial statements for the applicable period.

4.             Benefits.

                              A.              Executive shall be entitled to participate in any health or disability insurance plans, life insurance plans, pension or profit sharing plans (including 401(k)), salary continuation, or any other welfare or employee benefit plans or programs offered to Employer’s and/or the Bank’s employees, if any, provided Executive satisfies the eligibility and participation requirements applicable with respect to each such plan or program.

                              B.              Employer agrees to provide Executive with a car allowance of $400 per month.

                              C.              Employer further agrees to pay an aggregate $135,000 to Executive which will be to both pay relocation costs and serve as a combination signing bonus (“Special Payment”).

                              D.              Executive agrees to repay Employer the full amount of the Special Payment if he is no longer employed with the Employer on January 17, 2007 under this Agreement, as it may be amended from time-to-time, unless this Agreement has been terminated by the Employer following the Executive’s death or permanent disability as defined herein.

5.             Termination.

A.            Employer. Employer may terminate Executive’s employment under this Agreement at any time during Executive’s employment with Employer as follows:

                i.              For Cause. Termination “for cause,” for the purposes of this Agreement, shall mean, as determined by Employer, Employer’s termination of Executive’s employment with Employer because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, failure to perform his employment related duties in a reasonably satisfactory manner, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provisions of this Agreement. Employer may terminate Executive’s employment for cause immediately on written notice to Executive.

On termination for cause, Employer shall pay Executive all accrued salary, any pension or other benefits to the extent vested and fully earned, any accrued, but unused vacation, and any appropriate business expenses Executive incurred in connection with his employment duties through his employment termination date. In no event, however, shall Executive be paid any other compensation or reimbursement including, without limitation, severance compensation.

                ii.             Other than for Cause. (a)  Termination “other than for cause,” for the purposes of this Agreement, shall mean, as determined by Employer, Employer’s termination of Executive’s employment for any reason other than for cause, permanent disability, or death. Employer may terminate Executive’s employment other than for cause immediately on written notice to Executive.

(b)           Termination “other than for cause,” for purposes of this Agreement shall also include the termination of Executive’s employment within sixty (60) days after at least eighty-five (85) percent of Employer’s outstanding common stock is sold to an entity(ies) or person(s) not currently “affiliated” with Employer, as that term is defined by the applicable rules and regulations of the Office of Thrift Supervision.

                (c)           On termination other than for cause, Employer shall pay Executive all accrued salary, any bonuses to the extent fully earned, any pension or other benefits to the extent vested and fully earned, any accrued, but unused vacation, and any appropriate business expenses Executive incurred in connection with his employment duties through his employment termination date. In no event, except as provided in the following subsection (d), shall Executive be paid any other compensation or reimbursement, except for severance compensation provided for in Section 6 below.

                (d)           Upon termination after a change of control as set forth in Section 5.A.ii(b), in lieu of any payment under Section 6, Employer shall pay Executive an amount equal to two (2) years of Executive’s base salary at the time of the termination of his employment with Employer. Said payment shall be paid in semi-monthly installments pursuant to Employer’s regular payroll procedure, less applicable taxes and other withholding, during the severance period. Such payment shall be reduced by any compensation Executive receives from employment or for other related services performed after termination of his employment with Employer. Executive shall have an affirmative obligation to exercise best efforts in pursuing other employment, to keep Employer informed of such efforts to obtain other employment, and to notify Employer immediately on obtaining other employment.

                Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1825(k) and any regulation promulgated thereunder.

                iii.            Permanent Disability. Termination for “permanent disability,” for the purposes of this Agreement, shall mean, as determined by Employer, Employer’s termination of Executive’s employment with Employer because Executive is unable to perform his essential job functions on a full-time basis for a period of ninety (90) calendar days in any one (1)-year period due to Executive’s sickness or disability. Employer may terminate Executive’s employment for permanent disability immediately on written notice to Executive following the expiration of said ninety-day period.

On termination for permanent disability, Employer shall pay Executive all accrued salary, any bonuses to the extent fully earned, any pension or other benefits to the extent vested and fully earned, any accrued, but unused vacation, and any appropriate business expenses Executive incurred in connection with his employment duties through his employment termination date. In no event, however, shall Executive be paid any other compensation or reimbursement including, without limitation, severance compensation.

                iv.            Death. Employer may terminate Executive’s employment at any time during Executive’s employment with Employer due to Executive’s death.

On termination due to death, Employer shall pay Executive’s estate all accrued salary, any bonuses to the extent fully earned, any pension or other benefits to the extent vested and fully earned, any accrued, but unused vacation, and any appropriate business expenses Executive incurred in connection with his employment duties through his employment termination date. In no event, however, shall Executive’s estate be paid any other compensation or reimbursement including, without limitation, severance compensation.

B.            Executive. Executive may terminate his employment under this Agreement prior to the expiration of its term for good reason on thirty (30) days’ written notice to Employer. “Good reason,” for the purposes of this Agreement, shall mean, as determined by Employer, (i) a material reduction in Executive’s duties, or (ii) a failure to pay Executive compensation he is owed under Section 3 above. In the event of good reason, Executive may terminate his employment under this Agreement only after he has provided Employer with ten (10) days’ written notice and Employer has failed to cure such good reason.

On termination for good reason, Employer shall pay Executive all accrued salary, any bonuses to the extent fully earned, any pension or other benefits to the extent vested and fully earned, any accrued, but unused vacation, and any appropriate business expenses Executive incurred in connection with his employment duties through his employment termination date. In no event, however, shall Executive be paid any other compensation or reimbursement including, without limitation, severance compensation.

In the event, Executive terminates this agreement prior to commencing employment on January 15, 2005, Executive shall pay Employer liquidated damages in the amount of $85,000.  In the event of Executive’s death or permanent disability prior to January 15, 2005, this obligation on the part of Executive shall be null and void.

C. Mutual Consent. The parties may terminate this Agreement at any time by mutual written consent.

On termination by mutual consent, Employer shall pay Executive all accrued salary, any bonuses to the extent fully earned, any pension or other benefits to the extent vested and fully earned, any accrued, but unused vacation, and any appropriate business expenses Executive incurred in connection with his employment duties through his employment termination date. In no event, however, shall Executive be paid any other compensation or reimbursement including, without limitation, severance compensation.

6.             Severance.  Executive shall be entitled to a severance payment if Employer should terminate him other than for cause under Section 5.A.ii(a) above. In that event, Employer shall pay Executive a severance equal to one (1) year of Executive’s base salary at the time of the termination of his employment with Employer,

Severance payments due to Executive under this Section 6, if any, shall be reduced by any compensation Executive receives from employment or for other related services performed after termination of his employment with Employer. Executive shall have an affirmative obligation to exercise best efforts in pursuing other employment, to keep Employer informed of such efforts to obtain other employment, and to notify Employer immediately on obtaining other employment.

7.             Covenant Not to Disclose Confidential Information.  Executive acknowledges that all software, other computer information systems, and hardware developed or used by or for Employer, any related proposals, white papers, sketches, plans, drawings, manufacturing processes, software applications, notes, methods, formulae, and tapes, any financial records of Employer including, but not limited to, any invoices, note  rates and terms, and employee salary information, and any other proprietary information including, but not limited to, any customer lists, call or contact lists, sources of supply, and any marketing, production, and merchandising plans or systems (“Confidential Information”) are confidential trade secrets and shall remain the sole and exclusive property of Employer.

                During his employment, Executive shall not use or disclose any Confidential Information to anyone other than Employer except as is necessary for the performance of his duties under this Agreement. In the event of the termination of his employment, Executive shall promptly return any Confidential Information in his possession or control, including copies, to Employer.

Thereafter, Executive shall not use or disclose such Confidential Information to anyone without the prior written approval of Employer.

8.             Covenant Not to Compete. Executive agrees that during his employment with Employer and for a period of one (1) year immediately following the termination thereof, whether voluntary or involuntary, he shall not, for any reason, own, control, or become employed by or otherwise work for, whether on a full-time, part-time, or contractor basis as a chief executive officer or in a management capacity similar to his position with Employer, any bank or other employer, including himself, that provides competitive banking services within the market area below.

Executive expressly acknowledges Employer has customers throughout the Washington, D.C. metropolitan area and that its market area is region-wide. This covenant not to compete, however, shall prevent Executive only from owning, controlling, or becoming employed by or otherwise working in a chief executive officer or other management position for another employer that provides banking services that are competitive with Employer within fifty (50)-miles of the boarders of Montgomery County, Maryland.

9.             Covenant Not to Solicit Customers. Executive agrees that during the term his employment with Employer and for a period of two (2) years immediately following the termination thereof, he shall not contact or solicit by any means whatsoever, whether directly or indirectly, personally, by agent, or representative, or become employed by or otherwise work for, any current or prospective customer of Employer for the purpose of providing banking services that are competitive with those provided by Employer.

“Customer,” as used in this Agreement, shall include any entity or individual for whom Employer has provided banking services at any time during Executive’s employment with Employer. “Prospective customer,” as used in this Agreement, shall include any entity or individual with whom Employer has had any discussions or negotiations concerning Employer’s provision of banking services within one (1) year prior to the termination of Executive’s employment with Employer. If Executive should be employed by Employer for less than one (1) year, then “prospective customer,” as used in this Agreement, shall include any entity or individual with whom Employer has had any discussions or negotiations concerning Employer’s provision of banking services at any time during Executive’s employment with Employer.

10.           Covenant Not to Solicit Employees and Consultants. Executive agrees that during his employment with Employer and for a period of two (2) years immediately following the termination thereof, he shall not contact or solicit by any means whatsoever, whether directly or indirectly, personally, by agent or representative, any employee or consultant of Employer for the purpose of offering or providing employment, or otherwise inducing any employee or consultant to discontinue his or her employment or other working relationship with Employer. For the purposes of this Section 10, employee and consultant shall include any employee or consultant who has performed any services or other work for Employer at any time within six (6) months prior to the termination of Executive’s employment with Employer.

                11.           Breach of Executive’s Covenants.  Executive acknowledges Employer has invested considerable time and resources in developing his skills and has given him access to certain trade secrets and other proprietary information, and that the use of such information by him on behalf of himself or some other competing employer or entity would cause irreparable harm to Employer. Executive also acknowledges Employer has invested considerable time and resources in developing its relationships with its customers and prospective customers, the loss of which similarly would cause irreparable harm to Employer. Without limitation, Executive agrees that if he should breach any of the restrictive covenants contained in Sections 7-10, inclusive, of this Agreement, Employer may apply for arbitration pursuant to Section 15 below or to any court of competent jurisdiction, at its discretion, for the immediate entry of an order for injunction restraining any actual or threatened breaches or violations of said provisions or terms by Executive. In the event of such injunction, Employer shall not be required to post or pay any bond.

If, for any reason, any of the restrictive covenants or related provisions contained in Sections 7-10, inclusive, of this Agreement should be held invalid or otherwise unenforceable, it is agreed that the arbitrator or court, as appropriate, shall construe the pertinent section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by applicable law.

If Executive should bring an action for interpretation of any of the restrictive covenants contained in Sections 8-10, inclusive, of this Agreement, if Executive should violate any of these restrictive covenants, or if the operation of these restrictive covenants should be otherwise stayed, the restrictive covenant(s) shall be extended by the time equivalent to the duration of the violation or stay, whichever is greater, so that the restrictive covenant(s) shall be cumulatively in force for the full one (1)-year period above. It is the intention of the parties that these restrictive covenants, including the restrictive covenant contained in Section 7 of this Agreement, shall not be stayed during any such action.

Executive shall be responsible for all legal expenses and other costs actually incurred by Employer in enforcing any of the restrictive covenants in this Agreement.  For the Employer to be entitled to the recovery set forth in the previous sentence it need only obtain a portion of any injunctive relief or money damages, including nominal damages, it pursues in order to recover its actual attorneys’ fees and costs in full. The parties intend that the provisions in Sections 7-10, inclusive, of this Agreement shall survive any termination of this Agreement.

12.           Representations of Executive.  Executive represents that the restrictions on his business provided in this Agreement including, but not limited to, those pertaining to Employer’s prospective customers, are fair and protect legitimate business interests of Employer. Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him, he shall still be able to earn a good and reasonable living from those activities, areas, and opportunities not restricted by this Agreement.

                13.           Intellectual Property. In consideration of Employer’s employment of Executive and the related compensation to be paid to Executive, Executive assigns and transfers to Employer, and agrees Employer shall be the owner of, all inventions, discoveries, computer hardware, computer software, algorithms, improvements, unpublished articles, notes, and related items (“Proprietary Materials”) conceived, developed, or made by Executive, either alone or with others, in whole or in part, during Executive’s employment with Employer that are useful in, or directly or indirectly related to, Employer’s business or that relate to, or are conceived, developed, or made in the course of Executive’s employment, or that are developed or made from, or by knowledge gained from, such employment. Employer shall have the right to use all such Proprietary Materials, whether original or derivative, in any manner whatsoever, and Executive acknowledges that all such Proprietary Materials shall be considered as “work made for hire” belonging exclusively to Employer.

                Executive agrees to disclose promptly in writing to Employer any Proprietary Materials conceived or made by him alone or with others during Executive’s employment, and agrees not to disclose such Proprietary Materials to others, except as required by his employment, without the prior written consent of Employer. Executive further agrees that during his employment with Employer, and at any time thereafter, he shall, on the request of Employer, execute proper assignments to Employer of any and all Proprietary Materials to which Employer is entitled under this Agreement.

                Executive shall execute all papers and perform all other lawful acts that Employer may deem necessary or advisable for the preparation, prosecution, procurement, and maintenance of trademark, copyright, and patent applications and trademarks, copyrights, and patents of the United States of America and foreign countries for Proprietary Materials to which Employer is entitled. He shall execute any and all documents that may be required or necessary to vest title in Employer to such Proprietary Materials and related trademarks, copyrights, and patents and applications. It is understood that all expenses in connection with such trademarks, copyrights, patents, and all related applications shall be paid by Employer, but Employer shall have no obligation to protect by trademark, copyright, patent, or otherwise any such Proprietary Materials except at its own discretion and to such extent as Employer may deem desirable. Executive shall not be entitled to any additional compensation, other than his compensation herein, for any services rendered by Executive during the term of his employment.

                Notwithstanding the foregoing, the provisions of this Section 13 shall not apply to an invention or other intellectual property for which no equipment, supplies, facilities, or trade secret information of Employer is used and which is developed entirely on Executive’s own time (“Excepted Materials”), unless, as determined by Employer, (a) the invention relates to Employer’s actual or anticipated business, research, or development, or (b) the invention results from any work performed by Executive for Employer. Employer, at its sole discretion, shall determine whether such invention or other intellectual property qualifies as Excepted Materials under this Agreement on Executive’s prompt disclosure of such invention or other intellectual property in writing to Employer as required above. Inventions and other intellectual property qualifying as Excepted Materials shall be indicated in attached Schedule A.

                14.           No Prior Obligations. Executive represents he is not subject to any contractual or other obligation that would preclude him from entering into this Agreement or would in any way restrict his work activities as required under this Agreement. In the event the Employer discovers any contractual or other obligation that would preclude Executive from entering into this Agreement or would in any way restrict his work activities as required under this Agreement, Employer can terminate for Cause per Paragraph 5.A.i.  Additionally, in the event that a civil or other action should be filed against Employer in relation to this Section 14, Executive agrees to indemnify Employer in full for any resulting liability including, but not limited to, Employer’s actual attorneys’ fees and costs.

                15.           Arbitration. If the parties are unable to resolve any dispute arising under this Agreement or their underlying employment relationship including, but not limited to, the termination of Executive’s employment with Employer, the enforcement of a restrictive covenant, or any related contract, tort, or statutory claim, then such dispute shall be submitted to binding arbitration with JAMS in accordance with JAMS’ commercial arbitration rules then in effect at the JAMS office nearest to Employer’s principal office in Montgomery County, Maryland. The only exception shall be for any matter involving injunctive relief which, at Employer’s discretion, may be alternatively submitted to a court of competent jurisdiction.

                A petition for arbitration may be brought at any time within the applicable statute of limitation. Judgment on an award rendered by an arbitrator may be entered in any court having competent jurisdiction for enforcement. Except for the enforcement of a restrictive covenant, which shall be assessed as provided in Section 11 above, each party shall be responsible for its own costs, including attorneys’ fees (other than the arbitrator’s fees, which the parties shall share equally). This provision is intended to be liberally construed in favor of requiring arbitration.

                16.           Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given, by certified mail, return receipt requested, and addressed to the party as follows:

To Employer:	Chairman of the Board of Directors
American Bank Holdings, Inc.
12211 Plum Orchard Drive, Suite 300
Silver Spring, Maryland 20904

Copy to:	Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, DC 20004-1109

To Executive:	Mr. James E. Plack

9401 Culross Court

Dublin, OH 43017

                In the event that any party should subsequently move or change its address, the new address shall become the effective address for the purpose of providing notice under this Section 16 on receipt of notification of the new or changed address by the other party.

                17.           Choice of Law. This Agreement including, but not limited to, its interpretation, performance, or claimed breach, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving any force or effect to the provisions of any conflict of law rule thereof.

                18.           Revocation and Modification. This Agreement, or any provision hereof, may not be revoked or modified unless agreed to in writing by each of the parties.

                19.           Waiver. No waiver of a breach or default of this Agreement shall be deemed a waiver of any subsequent breach or default.

                20.           Severability. In the event that, for any reason, a section or provision of this Agreement should be held invalid or otherwise unenforceable, it is agreed that the same shall not affect any other section or provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

                21.           Binding Agreement. This Agreement shall be binding on, and inure to the benefit of, the parties hereto, their successors, heirs, personal representatives, and permitted assigns. This Agreement may be assigned only by Employer; it may not be assigned by Executive.

                22.           Regulatory Matters.

A.           If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all of the compensation withheld while its obligations hereunder were suspended and (ii) reinstate any of its obligations which were suspended.

B.            If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

C.            If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this Section 22 shall not affect any vested rights of the contracting parties.

D.            All obligations of the Bank under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank:  (i) by the Director of the Office of Thrift Supervision (“OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation  enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

23.           Entire Agreement. This Agreement contains the entire agreement concerning Executive’s employment with Employer.

24.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

EMPLOYER:

AMERICAN BANK HOLDINGS, INC.

By:	/s/ J.R. Schuble, Jr.
J.R. Schuble, Jr.
Chairman of the Board of Directors

EXECUTIVE:
/s/ James E. Plack
James E. Plack

                                                                                                                                                                Schedule A

EXCEPTED MATERIALS

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